Exhibit 99.1

Investor Relations

Phone: 212-479-3150

New Residential Announces Second Quarter 2013 Results

NEW YORK— (BUSINESS WIRE)—August 7, 2013—New Residential Investment Corp. (NYSE: NRZ; the “Company” or “New Residential”) today reported the following information for the quarter ended June 30, 2013:

•	Income available for common stockholders (“GAAP Income”) of $109.2 million, or $0.43 per diluted share

•	Core earnings of $37.5 million, or $0.15 per diluted share

•	Book value of $4.92 per common share

New Residential was spun-off from Newcastle Investment Corp. (NYSE: NCT; “Newcastle”) on May 15, 2013. The portion of New Residential’s second quarter results attributable to the period following the spin-off is $0.33 per diluted share, or $84.7 million, for GAAP Income, and $0.07 per diluted share, or $17.7 million, for core earnings. On June 3, 2013, the Company’s Board of Directors declared a $0.07 dividend per common share, or $18 million, for the second quarter, based on the Company’s results from the post-spin period.

	Q1 2013	Q2 2013	Q2 2013 Composed of:
			Pre-Spin Period		Post-Spin Period (Basis for Dividend)
Summary Operating Results:
GAAP Income	$13.1 million	$109.2 mm	$24.6 mm		$84.7 mm
GAAP Income per Diluted Share(1)	$0.05	$0.43	$0.10		$0.33
Non-GAAP:
Core Earnings	$12.8 million	$37.5 mm	$19.7 mm		$17.7 mm
Core Earnings per Diluted Share(1)	$0.05	$0.15	$0.08	(2)	$0.07

(1)	New Residential was spun-off from Newcastle in the second quarter of 2013. Earnings per share for the first quarter reflect earnings divided by the number of New Residential’s common shares outstanding immediately following the spin-off.
(2)	$0.08 per share based on New Residential’s diluted shares. Using Newcastle’s diluted shares, core earnings for the pre-spin period would have been $0.07 per diluted share.

If the Company had fully invested the $112 million of average uninvested cash it held during the quarter at a 15% return, GAAP Income and core earnings would each have been $0.02 higher on a diluted per share basis. The Company had approximately $60 million of cash available to invest, after commitments, as of August 5, 2013.

For a reconciliation of GAAP Income to core earnings, please refer to the table following the presentation of GAAP results.

Highlights for the quarter ended June 30, 2013:

•	Spin-Off of New Residential –New Residential became an independent publicly traded company following its spin-off from Newcastle on May 15, 2013.

•	Excess MSR Value Appreciation – Mark-to-market gains on Excess MSRs of $59 million; weighted average discount rate of the portfolio declined from 18% to 12.5%.

•

Consumer Loan Outperformance – Estimated unleveraged lifetime returns of 14%, versus initial target of 12%; charge-off rate and prepayment rate outperforming expectations. Expect leveraged lifetime returns in the mid to high 20% range.

•	Investment Highlights – Invested $180 million, including $40 million in Excess MSRs on a $23 billion portfolio of Agency pools and $140 million in non-Agency RMBS with a face amount of $180 million.

•	Dividend – Declared a quarterly common dividend of $0.07 per common share, or $18 million, based on the Company’s earnings for the period following the spin-off through June 30, 2013.

•

Book Value – Book value increased from $3.03 per common share as of March 31, 2013 (based on the number of common shares outstanding immediately following the spin-off) to $4.92 per common share as of June 30, 2013.

Highlights subsequent to June 30, 2013:

•

Excess MSR Closings – Settled Excess MSRs on loans with an unpaid principal balance of $82 billion, in connection with the previously announced Bank of America transaction, for $139 million; expect remainder of investment to close by September 2013.

•

Sales & Financings – Generated $25 million by levering non-Agency RMBS with a one-year repurchase agreement not subject to margin calls and generated $3 million from the paydown of non-Agency RMBS at par following the collapse of the related securitizations.

New Residential Chief Executive Officer Kenneth Riis commented, “We are very excited about the spin-off of New Residential. Our investments continue to outperform our initial expectations, and we continue to pursue a robust pipeline of investments to bolster our future growth. Although the dividend for the second quarter reflected only forty-five days of stand-alone operations, future dividends will reflect earnings for a full quarter.”

New Residential Investment Corp.

Unaudited Consolidated Statements of Income

(dollars in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Interest income	$22,999	$4,479	$39,190	$6,516
Interest expense	2,651	—	3,550	—

Net Interest Income	20,348	4,479	35,640	6,516

Impairment
Other-than-temporary impairment (“OTTI”) on securities	3,756	—	3,756	—

Net interest income after impairment	16,592	4,479	31,884	6,516

Other Income
Change in fair value of investments in excess mortgage servicing rights	41,833	3,523	43,691	4,739
Change in fair value of investments in excess mortgage servicing rights, equity method investees	20,127	—	21,096	—
Earnings from investments in consumer loans, equity method investees	36,164	—	36,164	—
Gain on settlement of securities	58	—	58	—

	98,182	3,523	101,009	4,739

Operating Expenses
General and administrative expenses	602	1,266	3,321	1,677
Management fee allocated by Newcastle	1,809	262	4,134	416
Management fee to affiliate	2,263	—	2,263	—
Incentive compensation to affiliate	878	—	878	—

	5,552	1,528	10,596	2,093

Net Income	$109,222	$6,474	$122,297	$9,162

Income Per Share of Common Stock
Basic	$0.43	$0.03	$0.48	$0.04

Diluted	$0.43	$0.03	$0.48	$0.04

Weighted Average Number of Shares of Common Stock Outstanding
Basic	253,025,645	253,025,645	253,025,645	253,025,645

Diluted	256,659,488	253,025,645	254,852,605	253,025,645

Dividends Declared per Share of Common Stock	$0.07	$—	$0.07	$—

New Residential Investment Corp.

Consolidated Balance Sheets

(dollars in thousands)

	June 30, 2013 (Unaudited)	December 31, 2012
Assets
Real estate securities, available-for-sale	$1,759,239	$289,756
Investments in excess mortgage servicing rights, at fair value	271,420	245,036
Investments in excess mortgage servicing rights, equity method investees, at fair value	183,153	—
Investments in consumer loans, equity method investees	280,816	—
Residential mortgage loans, held-for-investment	33,636	—
Cash and cash equivalents	209,699	—
Other assets	4,479	84

	$2,742,442	$534,876

Liabilities and Equity

Liabilities
Repurchase agreements	$1,474,338	$150,922
Due to affiliate	3,631	5,136
Dividends payable	17,712	—
Accrued expenses and other liabilities	1,036	462

	1,496,717	156,520

Commitments and contingencies

Stockholders’ Equity
Common Stock, $0.01 par value, 2,000,000,000 shares authorized, 253,025,645 issued and outstanding at June 30, 2013	2,530	—
Additional paid-in capital	1,157,042	362,830
Retained earnings	66,939	—
Accumulated other comprehensive income	19,214	15,526

	1,245,725	378,356

	$2,742,442	$534,876

New Residential Investment Corp.

Reconciliation of Core Earnings

(dollars in thousands)

	Three Months Ended		Three Months Ended		Six Months Ended
	June 30, 2013		June 30,		June 30,
	April 1 -	May 16 -
	May 15	June 30	2013	2012	2013	2012

Income available for common shareholders	$24,572	$84,650	$109,222	$6,474	$122,297	$9,162
Impairment	3,756	—	3,756	—	3,756	—
Other Income	(20,298)	(77,884)	(98,182)	(3,523)	(101,009)	(4,739)
Core earnings of equity method investees
Excess mortgage servicing rights	1,716	1,147	2,863	—	5,409	—
Consumer loans	9,986	9,807	19,793	—	19,793	—

Core Earnings	$19,732	$17,720	$37,452	$2,951	$50,246	$4,423

Core Earnings

Set forth above is a reconciliation of core earnings to income available for common stockholders, which is the most directly comparable GAAP financial measure. Core earnings is used by management to gauge the Company’s current performance without taking into account gains and losses, which are subject to significant variability and are only a potential indicator of future economic performance, although they do represent a part of the Company’s recurring operations. Core earnings also adjusts earnings from the Company’s investment in consumer loans to a level yield basis, which is the basis on which management assesses the performance of this investment.

Management believes that core earnings is useful information that enables investors to evaluate the Company’s current performance using the same measure that management uses to operate the business. Core earnings does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of its liquidity. In addition, core earnings is not necessarily indicative of cash available to fund cash needs. The Company’s calculation of core earnings may be different from the calculation used by other companies and, therefore, comparability may be limited.

ADDITIONAL INFORMATION

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of the Company’s website, www.newresi.com. For consolidated investment portfolio information, please refer to the Company’s Quarterly Report on Form 10-Q, which is also available on the Company’s website, www.newresi.com.

CONFERENCE CALL

The Company’s management will host a conference call on Wednesday, August 7, 2013 at 9:30 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of the Company’s website, www.newresi.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-866-393-1506 (from within the U.S.) or 1-706-634-0623 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Residential Second Quarter 2013 Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newresi.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available two hours following the call’s completion through 11:59 P.M. Eastern Time on Wednesday, August 14, 2013 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “18648107.”

ABOUT NEW RESIDENTIAL

New Residential focuses on opportunistically investing in, and actively managing, investments related to residential real estate. The Company is organized and conducts its operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company is managed by an affiliate of Fortress Investment Group LLC, a global investment management firm.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation references to estimated lifetime returns and leveraged lifetime returns on the consumer loan investment, the expected timing of the closing of Excess MSR investments, and future dividends. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation”

incorporated by reference in the Company’s Quarterly Report on Form 10-Q, which is available on the Company’s website (www.newresi.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CAUTIONARY NOTE REGARDING ESTIMATED RETURNS PRESENTED IN THIS PRESS RELEASE

Estimated returns are estimates of the annualized effective rate of return that we presently expect to be earned over the expected average life of an investment (i.e., IRR), after giving effect to existing leverage, and calculated on a weighted average basis. Expected returns reflect our estimates of an investment’s coupon, amortization of premium or discount, and costs and fees, and they contemplate our assumptions regarding prepayments, defaults and loan losses, among other things. Statements about expected returns and expected yields in this press release are forward-looking statements. You should carefully read the cautionary statement above under the caption “Forward-looking Statements,” which directly applies to our discussion of expected returns and expected yields.

Source: New Residential Investment Corp.

New Residential Investment Corp.

Investor Relations, 212-479-3150